Kyle L. Tingle CPA, LLC

PERSONAL FINANCIAL PLANNING,
BUSINESS SERVICES & TAX PLANNING

November 11, 2010

To Whom It May Concern:

The firm of Kyle L. Tingle, CPA, LLC consents to the inclusion of his report dated September 8, 2010 accompanying the audited financial statements of Tracksoft Systems, Inc. as of August 31 2010, in the Form S-1 Amendment No.1, with the U.S. Securities and Exchange Commission, and to our reference to the Firm under the caption "Experts" in the Form.

Very truly yours,

Kyle L. Tingle
Kyle L. Tingle, CPA, LLC

3145 E. Warm Springs Road • Suite 450 • Las Vegas, Nevada 89120 • PHONE: (702) 450-2200 • FAX: (702) 436-4218
E-MAIL: ktingle@kyletinglecpa.com